EXHIBIT 99.4
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                                CDKNET.COM, INC.
                      220 Old New Brunswick Road, Suite 202
                              Piscataway, NJ 08854


                                                              June 30, 2006


Mr. Andreas Typaldos
40 West 77th Street, PHW
New York, NY  10024

         Re: Consulting Agreement dated as of May 21, 2004 (the "Agreement")

Dear Mr. Typaldos:

         I refer you to the above Agreement. Section 2a of the Agreement reads as follows:

                  "For satisfactory performance of the Services, and as full and complete consideration for the rendition of the Services and ownership of all rights thereto, the Company agrees to pay Consultant a monthly fee of $15,000, provided such fees will be accrued and not paid until the Company has secured at least $1 million of equity financing after May 21, 2004."

         The sum of $360,000 has been accrued pursuant to the Agreement for the period from June 1, 2004 to May 31, 2006. You have agreed to covert the amount of $360,000 owed to you into a 6% Secured Convertible Note due December 28, 2008 and related warrants. This is to confirm that we have agreed to amend the Agreement to waive the equity financing condition and permit payments to you at the rate of $15,000 per month retroactive to June 1, 2006.

         Please confirm that this is consistent with our understanding by signing and returning the extra copy of this letter.

                                                    Very truly yours,

                                                    /s/ Oleg Logvinov

                                                    Oleg Logvinov

Confirmed:


/s/ Andreas Typaldos
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Andreas Typaldos